UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT TO FORM 5

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16

Form 4 or Form 5 obligations may continue. See Instructions 1(b)

1. Name and Address of Reporting Person
   Jacquelyn J. Magno
   C/O ACADIA NATIONAL HEALTH SYSTEMS, INC.
   460 MAIN STREET
   LEWISTON, MAINE 04240
   US

2. Issuer Name and Ticker or Trading Symbol
   ACADIA NATIONAL HEALTH SYSTEMS, INC.
   ACAD

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   SEPTEMBER, 1997

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable
   (X) Director (X) 10% Owner (X) Officer (give title below) (X) Other (specify below)
   Vice President and
   Secretary of the Board of Directors

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
__________________________________________________________________________________________________________________________________
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |      |7.Nature of Indirect
                           | Transaction |  or Disposed of (D)              |  Securities       |6.Dir |  Beneficial Ownership
                           |      |      |                                  |  Beneficially     |ect   |
                           |      |    | |                  |   |           |  Owned at End     |(D)or |
                           |      |    | |                  | A/|           |  of Issuer's      |Indir |
                           | Date |Code|V|    Amount        | D |    Price  |  Fiscal Year      |ect(I)|
___________________________________________________________________________________________________________________________________
COMMON STOCK (voting)      |      |    | |710,360 (19.02%)  |   |           |0                  |D     |
                           |      |    | |                  |   |           |                   |      |
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___________________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
___________________________________________________________________________________________________________________________________
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|
___________________________________________________________________________________________________________________________________
                      |        |     |    | |           |   |     |     |            |       |       |            |   |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |
___________________________________________________________________________________________________________________________________

Explanation of Responses

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Mark T. Thatcher

MARK T. THATCHER, Filing Agent
Acadia National Health Systems, Inc.

DATED
NOVEMBER 17, 1997